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                                                                   EXHIBIT 99.1
                                                                   Press Release


              BIOTRANSPLANT AND GAMBRO AGREE ON MUTUAL TERMINATION
                       OF ELIGIX DISTRIBUTION ARRANGEMENT

CHARLESTOWN, Mass., December 4, 2002 - BioTransplant Incorporated (Nasdaq: BTRN) today announced that it has agreed with Gambro BCT to terminate the companies' distribution agreement for the Eligix(TM) HDM Cell Separation Systems.

The termination was mutually agreed upon by both parties to settle all claims and disputes without any recognition or admission of contract violations or breach by either company. As part of the termination agreement, BioTransplant will pay Gambro an undisclosed amount to repurchase unused inventory and Gambro will agree to provide customer support through January 15, 2003. BioTransplant now plans to seek additional partners for the products.

"We are pleased to have quickly resolved our dispute with Gambro. We plan to immediately initiate discussions with potential partners to create new opportunities for the Eligix HDM Cell Separation Systems while also pursuing our primary strategic objective - namely, preserving and maximizing the value of MEDI-507 for our shareholders," stated Donald B. Hawthorne, Chief Executive Officer of BioTransplant.

About the Eligix(TM) HDM Cell Separation Systems

The Eligix(TM) HDM Cell Separation Systems use monoclonal antibodies to remove unwanted cells from bone marrow, peripheral blood stem cell and donor leukocyte grafts used in transplant procedures. Three Eligix products are currently approved for sale in Europe. BioTransplant's EligixTM BCell-SC Cell Separation System specifically addresses treatment for B-cell malignancies, which include non-Hodgkins lymphoma, multiple myeloma, chronic lymphocytic leukemia, and other malignancies commonly treated by stem cell transplantation. The EligixTM CD8-DLI Cell Separation System is intended for ex vivo use for patients receiving a donor leukocyte infusion (DLI) following allogeneic transplantation to augment immune response against malignancies. The EligixTM CD8-SC Cell Separation System is intended for ex-vivo use for patients receiving allogeneic bone marrow and peripheral stem cell transplantation for hematological disorders.

About BioTransplant

BioTransplant Incorporated, headquartered in Charlestown, Massachusetts, is a biotechnology company whose field of research includes treatments for cancer and autoimmune diseases and organ and tissue transplantation, for which current therapies are inadequate. Siplizumab (MEDI-507), a lead product the Company exclusively licensed to MedImmune, is in Phase II clinical trials for the treatment of psoriasis. The Company's AlloMune System is being developed to treat a variety of hematologic malignancies and solid organ transplants, and the Company has approval to market three of its Eligix HDM Cell Separation Systems in Europe.

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This news release contains forward-looking statements about BioTransplant that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors. Important factors that could cause future results to differ materially from such forward-looking statements include, but are not limited to: BioTransplant's ability to secure the additional funding required for its operations and research and development programs; BioTransplant's and its third party collaborators' ability to successfully discover, develop and commercialize its products, obtain and maintain required regulatory approvals in a timely fashion, and overcome other difficulties inherent in developing and commercializing therapeutics, therapeutic devices and therapeutic regimens; BioTransplant's ability to enter into an arrangement with respect to the sale of its Eligix(TM) HDM Cell Separation Systems in the European Union on terms favorable to the Company; BioTransplant's ability to obtain and enforce the patent protection required for its products; and BioTransplant's ability to establish and maintain licenses, collaborations, distribution arrangements and other partnering relationships with third parties on acceptable terms. For a detailed discussion of these and other factors, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors That May Affect Results" in BioTransplant's Current Report on Form 10-Q for the quarter ended September 30, 2002, as filed with the Securities and Exchange Commission, as well as the other filings that the Company periodically makes with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this news release. BioTransplant does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.